Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS REPORTS FIRST QUARTER NET SALES UP 106%

Increases 2006 net sales guidance; lowers 2006 net loss guidance

MOUNTAIN VIEW, Calif. (April 26, 2006) – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® non-incisional permanent birth control system, today reported financial results for the three months ended March 31, 2006.

Net sales for the first quarter of 2006 were $8.0 million, up 106% over net sales of $3.9 million for the first quarter of 2005 and up 18% over net sales of $6.8 million for the fourth quarter of 2005.  First quarter 2006 net sales exceeded the Company’s guidance of $7.2 million to $7.4 million.  The net loss for the first quarter of 2006 was $5.8 million, or $0.20 per share.  Reported results for the first quarter of 2006 include charges of $1.4 million, or $0.05 per share, for stock-based compensation due to the adoption of SFAS 123R.  The net loss for the first quarter of 2005 was $6.4 million, or $0.25 per share, and the net loss for the fourth quarter of 2005 was $4.4 million, or $0.15 per share.    Results for the first quarter of 2006 excluding stock-based compensation were better than the Company’s 2006 first quarter guidance for a net loss of $5.0 million to $5.2 million, which also excluded stock-based compensation expense.

Net sales growth during the 2006 first quarter was due to higher commercial sales of the Essure system worldwide, and reflects increasing numbers of physicians trained in the use of the procedure, higher utilization by trained physicians and higher average selling prices.

During the first quarter of 2006, Conceptus enrolled 370 physicians into the Essure preceptorship program.  As of March 31, 2006, 3,252 physicians in the U.S had performed the Essure procedure, an increase of 1,403 physicians since March 31, 2005.  The

Company also certified a record 190 physicians during the first quarter of 2006 to perform the Essure procedure on their own.  As of March 31, 2006, there were 1,434 physicians certified to perform Essure procedures.

“Our business momentum has increased another notch with first quarter revenue growth in excess of 100% against prior year,” commented Mark Sieczkarek, president and chief executive officer of Conceptus.  “We are very pleased with the additions made to our sales force and the results they have achieved.  We will continue our sales hiring as prudently and aggressively as we can.  Sales to the physician office channel increased 17% quarter to quarter, and there were 47 new physicians performing in-office Essure procedures, so our progress on this important metric continues.”

Gross profit for the first quarter of 2006 was $5.1 million, or 64% of net sales.  This compares favorably with gross profit for the first quarter of 2005 of $2.1 million, or 55% of net sales.  The increase in gross margin was related to lower per-unit costs associated with higher sales volume and a domestic price increase instituted during the first quarter of 2006.  Gross profit margins increased from 62% in the fourth quarter of 2005 due to lower product costs, partially offset by lower margins from a higher proportion of international sales during the first quarter of 2006.

Research and development expenses were $1.2 million for the first quarter of 2006, compared with $1.0 million for the first quarter of 2005 and $1.2 million for the fourth quarter of 2005.  SFAS 123R stock-based compensation expenses included in the first quarter 2006 R&D totaled $0.1 million.  These expenses reflect product development, clinical, and manufacturing engineering expenditures, which are substantially related to the ongoing development of improvements to the Essure device.

Selling, general and administrative expenses were $10.0 million for the first quarter of 2006, up from $7.7 million for the first quarter of 2005 and $7.7 million for the fourth quarter of 2005.  SFAS 123R stock-based compensation expenses included in first quarter 2006 SG&A totaled $1.2 million.  The Company is continuing to expand its sales force, which numbered 50 sales representatives at the end of the first quarter 2006, an increase from 27 sales representatives at the end of the first quarter of 2005 and from 41 at the end of the fourth quarter of 2005.  In addition, the Company increased expenditures related to patient awareness initiatives in the first quarter.

Cash, cash equivalents, short-term investments and restricted cash were $28.6 million as of March 31, 2006, a reduction of $3.9 million from $32.5 million at December 31, 2005.  For the first quarter of 2006, the Company used cash of $3.9 million, compared with $8.0 million for the first quarter of 2005 and $4.5 million for the fourth quarter of 2005.

“We will continue to invest in our sales force, patient awareness efforts and product development, as planned,” added Mark Sieczkarek.  “With a technology that is proven to be very durable and safe and less expensive for the healthcare system compared with traditional incisional surgery, and with demonstrated market scalability we are confident that the Essure procedure will take its place as the gold standard for permanent birth control.  We will continue to drive the paradigm shift towards in-office procedures, where the Essure system is preferred over the surgical alternative.  Most important of all, the patient is the big winner as she experiences the truly dramatic benefits of this safe, effective and convenient procedure.”

Financial Guidance

The Company also announced financial guidance for the second quarter of 2006, and raised full-year 2006 net sales and lowered full-year 2006 net loss guidance, excluding the effects of SFAS 123R.

Conceptus expects net sales in the second quarter to be approximately $9.0 million, and net sales for the full year to be approximately $36.0 million.  This full-year net sales guidance compares with previous guidance of $33.0 million to $35.0 million, which was issued on February 15, 2006.  Operating expenses for the second quarter, excluding stock-based compensation, are estimated to be between $10.7 million and $10.9 million.  The net loss for the second quarter, excluding stock-based compensation is expected to be $4.5 million to $4.7 million.  The Company is lowering full-year net loss guidance to a range of $16.5 million to $17.0 million, or $0.57 to $0.59 per share, based on an estimated 29.0 million shares outstanding.  This full-year net loss range compares with previous guidance for a net loss of $16.8 million to $17.3 million, or $0.58 to $0.60 per share, also on an estimated 29.0 million shares outstanding.  Net loss guidance excludes the effects of SFAS 123R.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.80% effective after four years of follow-up.  The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on 5 years of follow-up. Five year follow-up of all patients in clinical trials is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding growth in net sales and the sales force, guidance information, physician utilization and the performance of Essure in the office setting, and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005

Net sales	$7,962	$3,871

Cost of goods sold	2,883	1,727

Gross profit	5,079	2,144

Operating expenses:
Research and development	1,200	966
Selling, general and administrative	10,000	7,737

Total operating expenses	11,200	8,703

Operating loss	(6,121)	(6,559)

Interest and other income, net	333	190

Net loss	$(5,788)	$(6,369)

Basic and diluted net loss per share	$(0.20)	$(0.25)

Shares used in computing basic and diluted net loss per share	28,860	25,447

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2006	2005

Cash, cash equivalents, short-term investments and restricted cash	$28,550	$32,492

Accounts receivable, net	4,975	4,519

Inventories, net	2,817	3,392

Other current assets	961	1,110

Total current assets	37,303	41,513

Property and equipment, net	2,884	2,743

Intangible assets, net	1,500	1,550

Other assets	1,488	1,603

Total assets	$43,175	$47,409

Total liabilities	6,677	7,238

Common stock and additional paid in capital	247,416	245,301

Accumulated deficit	(210,918)	(205,130)

Total stockholders’ equity	36,498	40,171

Total liabilities and stockholders’ equity	$43,175	$47,409

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